LAW OFFICES OF J. HAMILTON McMENAMY PC

Since 1969

8222 Douglas Avenue

850 One Preston Centre

Dallas, Texas 75225

214-706-0938

214-361-8244 (Fax)

hamilton@texaslawman.net

February 15, 2006

Mr. Reed Buley

Slopestyle Corporation

1111 Hughes Court

Wylie, Texas 75098

RE: Registration Statement on Form SB-1

Dear Mr. Buley:

As the sole director, officer and majority shareholder of Slopestyle Corporation, (the
“Corporation”), you have requested my opinion as special securities counsel for the Corporation with regard to the issuance of its Common Stock, par value $0.001 per share (the “Common
Stock”), upon organization and pursuant to a public offering of a maximum of not more than
1,000,000 shares and a minimum of not less than 150,000 shares, at a price of $0.50 per share.

I have examined such corporate documents, records and matters of Texas law as I have deemed necessary for the purposes of this opinion and, based thereon, I am of the opinion that the Shares described in the Registration Statement and authorized for issuance pursuant to the public offering will, upon payment therefore, constitute validly issued, fully paid, and non-
assessable shares of Common Stock of the Corporation under the applicable corporate laws of the State of Texas.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to my firm in the Prospectus under the caption “Legal Matters”.

Sincerely,

/s/  J. Hamilton McMenamy

J. Hamilton McMenamy

Attorney at Law